UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2015

Hawaiian Telcom Holdco, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34686 (Commission File Number)	16-1710376 (I.R.S. Employer Identification No.)

1177 Bishop Street, Honolulu, Hawaii (Address of principal executive offices)	96813 (Zip Code)

Registrant’s telephone number, including area code (808) 546-3561

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer.

On June 12, 2015, Eric Yeaman resigned as the President and Chief Executive Officer of Hawaiian Telcom Holdco, Inc. (the “Company”).  His last day of employment is currently scheduled to be June 20, 2015.  Mr. Yeaman will remain on the Company’s Board of Directors.

Effective upon Mr. Yeaman’s resignation, he will begin to receive the approved 2015 non-employee director compensation, including an annual cash retainer of $50,000 (as adjusted for the partial year of service in 2015), $1,500 per meeting of the Board of Directors which he attends, and a grant of restricted stock units valued at $65,000 (as adjusted for the partial year of service in 2015) pursuant to the Company’s 2010 Equity Incentive Plan.  Director compensation is described in the section entitled “Compensation of Directors” in the Company’s Proxy Statement filed with the Commission on March 23, 2015, which description is incorporated herein by reference.

Appointment of Chief Executive Officer

On June 12, 2015, the Board of Directors of the Company (the “Board”) appointed Scott K. Barber, the Company’s current Chief Operating Officer, as the Company’s President and Chief Executive Officer, with such appointment to be effective as of the effective time of Mr. Yeaman’s resignation, currently scheduled for June 20, 2015.  Mr. Barber, age 54, has served as the Company’s Chief Operating Officer since January 2013, and has been responsible for overseeing day-to-day operations of the Company’s technology, sales, marketing, customer service, customer care, business operations, and business development teams.  Prior to joining the Company, Mr. Barber was Vice President of Operations of Consolidated Communications, an Illinois based telecommunications company, since July 2012, during which time he led field and network operations teams across six states. Prior to its acquisition by Consolidated Communications, Mr. Barber held various executive positions at SureWest Communications beginning in 1994, most recently as Chief Operating Officer from 2011 to 2012.

In connection with Mr. Barber’s appointment as President and Chief Executive Officer, the Company and Mr. Barber entered into an amended and restated Offer Letter (the “New Letter”) dated June 15, 2015. The New Letter will be effective June 20, 2015, and will supersede his existing offer letter with the Company.  The New Letter provides for an annual base salary of $485,000, opportunity to receive an annual performance payment under the Company’s Performance Compensation Plan at a target level of 100% of his annual base salary, and an annual award of restricted stock units (“RSU”) under the Company’s 2010 Equity Incentive Plan at a target level of 120% of his annual base salary, including an initial grant that has been adjusted to account for the RSUs granted to Mr. Barber in March 2015 and the partial year of service as President and Chief Executive Officer in 2015.  The New Letter also provides that Mr. Barber will be eligible to receive severance benefits under the Company’s Executive Severance Plan, which was amended and restated on June 12, 2015.  The amended and restated Executive Severance Plan is described below in the section entitled “Compensatory Arrangements of Certain Officers”.  Each of the Company’s Performance Compensation Plan and 2010 Equity Incentive Plan is described in the Company’s Proxy Statement filed with the Commission on March 23, 2015.

Election of Director

In accordance with the Company’s Amended and Restated Bylaws, which requires that the Company’s Chief Executive Officer serve on the Company’s Board of Directors, on June 12, 2015, the Board increased the number of Directors that constitute the Board from eight to nine Directors, and appointed Scott Barber as a Director, with such appointment to be effective as of the effective time of Mr. Yeaman’s resignation as Chief Executive Officer, currently scheduled for June 20, 2015.

Compensatory Arrangements of Certain Officers

On June 12, 2015, the Company’s Board of Directors amended and restated the Executive Severance Plan (the “Plan”).  The purpose of the amendments was to modify, and in some instances eliminate, benefits that are specific to the Company’s Chief Executive Officer in order to more closely align benefits provided to the CEO with those provided to other participants under the Plan, which remain unchanged.  As amended, the Plan provides that, (i) upon termination of the CEO’s employment either by the Company without cause or by the CEO for good reason (as those terms are defined in the Plan), the CEO will be entitled to receive the following severance payments and benefits: (a) the Company will continue to pay to the CEO (a) an amount equal to 150% of the CEO’s base salary until the earliest to occur of (1) the eighteen-month anniversary of the CEO’s termination, (2) the first date the CEO violates any restrictive covenant in his employment agreement, (3) the fifth day following the date of the CEO’s termination if the CEO has not executed a general release, or (4) the date the CEO revokes any such general release (such period ending on the earliest of such dates, the “Severance Period”), (b) continued coverage (at the Company’s expense), for up to the Severance Period, for the CEO and any dependents under the Company group health plan in which the CEO and any dependents were entitled to participate immediately prior to such termination, excluding supplemental coverage policies for senior executives, and (c) a pro-rated amount of the CEO’s annual award under the Company’s Performance Compensation Plan for the year of termination, based on actual performance, and (ii) upon termination of the CEO’s employment due to death or disability, he or his estate will be entitled to receive (a) an amount equal to his base salary for a period of twelve months from the date of the CEO’s termination, and (b) a pro-rated amount of the CEO’s annual award under the Company’s Performance Compensation Plan for the year of termination, based on actual performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN TELCOM HOLDCO, INC.

June 15, 2015

/s/ Eric K. Yeaman
Eric K. Yeaman
President and Chief Executive Officer